Exhibit 99.1
FIRST BANCSHARES, INC. ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS

Mountain Grove, Missouri (November 12, 2009) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the first quarter of its fiscal year ending June 30, 2010.

For the quarter ended September 30, 2009, the Company had net income of $199,000, or $0.13 per share – diluted, compared to net income of $245,000, or $0.16 per share – diluted for the comparable period in 2008.  The decrease in net income for the quarter ended September 30, 2009 when compared to the prior year is attributable to a decrease in net interest income, a decrease in non-interest income, which were partially offset by decreases in the provision for loan losses in non-interest expense and income tax expenses.

Net interest income decreased by $187,000 during the quarter ended September 30, 2009 compared to the prior year. This was the result of a decrease of $753,000, or 22.0%, in interest income from $3.4 million in the fiscal 2009 first quarter to $2.7 million in the fiscal 2010 first quarter. This was partially offset by a decrease of $568,000, or 37.7%, in interest expense from $1.5 million in the first quarter of fiscal 2009 to $940,000 in the comparable quarter of fiscal 2010. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 6.02% in the 2008 period to 5.16% in the 2009 period, and by a decrease in the average balance of interest-earning assets of $20.4 million from $225.2 million in 2008 to $204.7 million in 2009. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 2.92% in the 2008 period to 1.98% in the 2009 period, and by a decrease of $16.9 million in the average balances of interest-bearing liabilities from $204.9 million in the first quarter of 2008 to $187.9 million, in the comparable quarter of 2009. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past 18 to 24 months.

There was a decrease in the provision for loan losses of $98,000 from $149,000 during the quarter ended September 30, 2008 to $51,000 during the quarter ended September 30, 2009. In November 2008, following a change in management, the Company initiated an extensive review of its loan portfolio. The review has been ongoing since that time, and it resulted in a provision for loan losses of $5.3 million in fiscal 2009. Based on the review, the provision for loan losses for the quarter ended September 30, 2009 amounted to $51,000, which was less than the provision recorded for the same period in the prior year.

There was a decrease of $227,000 in non-interest income during the quarter ended September 30, 2009 compared to the prior year. This was the result of a decrease of $76,000 in gain on the sale of loans, a decrease of $110,000 in service charges and other fee income, a decrease of $38,000 in income from bank owned life insurance, a decrease of $15,000 in other income and an increase of $27,000 in provision for loss on real estate owned. These items were partially offset by an increase of $41,000 in net gain on the sale of property and equipment and real estate owned. The decrease in profit on the sale of loans is due to the closure of the loan origination office prior to the end of fiscal 2009. The only profits recorded in the first quarter were those related to loans originated in fiscal 2009 with sales completed in the first quarter of fiscal 2010. The decrease in service charges and other fee income seems to somewhat symptomatic of the financial services industry as a whole with account holders taking greater care that they do not overdraft their accounts. The decrease in income on bank owned life insurance is the result of surrendering the policies.

Non-interest expense decreased by $295,000 during the quarter ended September 30, 2009 compared to the same quarter one year earlier.  There were decreases of $195,000, $97,000 and $73,000 in compensation and employee benefits, occupancy and equipment expense and other expense, respectively. These decreases were partially offset by increases of $60,000 and $9,000 in deposit insurance premiums and professional fees, respectively. The decrease in compensation and benefits was the result of a decrease in staff levels, including the closing of the loan origination office just prior to the end of fiscal 2009. The decrease in occupancy and equipment expense was the result the closure of both the loan origination office and the prior loan origination office, which was in use through the end of calendar 2008. The increase in deposit insurance premiums was the result of a significant increase in the FDIC insurance rates.

Total consolidated assets at September 30, 2009 were $220.4 million, compared to $229.9 million at June 30, 2009, representing a decrease of $9.5 million, or 4.1%.  Stockholders’ equity at September 30, 2009 was $24.2 million, or 11.0% of assets, compared with $23.8 million, or 10.3% of assets, at June 30, 2009.  Book value per common share increased to $15.59 at September 30, 2009 from $15.32 at June 30, 2009. The increase in equity was primarily attributable to net income of $199,000 for the quarter and an increase of $208,000, net of taxes, in the market value of available-for-sale securities.

Net loans receivable decreased $5.5 million, or 4.1%, to $127.7 million at September 30, 2009 from $133.2 million at June 30, 2009. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and within the Bank’s primary market area. Customer deposits decreased $8.1 million, or 4.3%, to $181.1 million at September 30, 2009 from $189.2 million at June 30, 2009.

Non-performing assets increased during the first fiscal quarter of fiscal 2010 by $305,000 from $5.0 million at June 30, 2009 to $5.3 million at September 30, 2009. There were increases of $196,000 in non-accrual loans and $448,000 in loans delinquent 90 days or more and still accruing. These increases were partially offset by decreases of $278,000 in real estate owned and $61,000 in repossessed collateral. While there was a 6.1% increase in non-performing assets during the quarter, management believes that there was no single item or group of items the resolution of which will result in material loss to the Company.  Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $3.6 million at September 30, 2009 was adequate to absorb known and inherent risks in the loan portfolio at that date.

As was discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 28, 2009, the Company and the Bank are operating under Cease and Desist Orders with the Office of Thrift Supervision (the “OTS”). In management’s opinion, all items required by the Company and the Bank under these orders through the quarter ended September 30, 2009 have been completed.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Cease and Desist Orders, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filing with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter
	Ended September 30,
Operating Data:	2009	2008
Total interest income	$2,664	$3,417
Total interest expense	940	1,507
Net interest income	1,724	1,910
Provision for loan losses	51	149
Net interest income after provision
for loan losses	1,673	1,761
Non-interest income	530	757
Non-interest expense	1,862	2,157
Income before income tax	341	361
Income tax expense	142	116

Net income	$199	$245

Net income per share-basic	$0.13	$0.16

Net income per share-diluted	$0.13	$0.16

	At	At
	September 30,	June 30,
Financial Condition Data:	2009	2009

Total assets	$220,446	$229,915
Loans receivable, net	127,686	133,162
Non-performing assets	5,323	5,019
Cash and cash equivalents, including
interest-bearing deposits	27,622	26,218
Investment securities	51,897	53,536
Customer deposits	181,089	189,218
Borrowed funds	14,158	15,713
Stockholders' equity	24,174	23,764
Book value per share	$15.59	$15.32